Exhibit 4.1

Execution Version

FIRST SUPPLEMENTAL INDENTURE

This supplemental indenture, dated as of March 14, 2013 (this “First Supplemental Indenture”), between Levi Strauss & Co., a Delaware corporation (the “Issuer”), and Wells Fargo Bank, National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Issuer and the Trustee have heretofore executed and delivered an Indenture, dated as of May 8, 2012 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of $385,000,000 aggregate principal amount of the Issuer’s 6 7/8% Senior Notes due 2022 (the “Existing Notes”);

WHEREAS, the Indenture provides that the Issuer may issue Additional Notes under the Indenture subject to certain conditions set forth in Section 2.01 of the Indenture;

WHEREAS, the Issuer wishes to issue an additional $140,000,000 aggregate principal amount of 6 7/8% Senior Notes due 2022 as Additional Notes under the Indenture (the “New Notes”);

WHEREAS, pursuant to Section 9.01(8) of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this First Supplemental Indenture to supplement the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Defined Terms. Unless otherwise defined in this First Supplemental Indenture, terms defined in the Indenture are used herein as therein defined.

ARTICLE II

ISSUANCE OF NEW NOTES

Section 2.1. Amount of New Notes. The aggregate principal amount of New Notes to be authenticated and delivered under this First Supplemental Indenture on or about March 14, 2013 is $140,000,000.

Section 2.2 Terms of New Notes. The New Notes to be issued as Additional Notes under the Indenture and pursuant to this First Supplemental Indenture shall:

A.	be issued as part of the existing series of Existing Notes previously issued under the Indenture and the New Notes and the Existing Notes shall be a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase;

B.	be issued on March 14, 2013 and will accrue interest from November 1, 2012;

C.	be issuable in whole in the form of one or more Global Notes to be held by DTC and in the form, including appropriate transfer restriction legends, provided in Exhibit A of the Indenture;

D.	in the case of New Notes sold under Rule 144A, bear the CUSIP number of 52736R BE1 and ISIN number of US52736RBE18, and, in the case of New Notes sold under Regulation S of the Securities Act, bear the CUSIP number of U52799 AY6 and ISIN number of USU52799AY66; and

E.	until a Registered Exchange Offer has been consummated or a Shelf Registration Statement has been filed and becomes effective with respect to the New Notes, the New Notes shall be subject to the transfer restrictions applicable to a Transfer Restricted Note and shall have a different CUSIP number than that of the Existing Notes.

Section 2.3 Authentication of New Notes. The Trustee shall, pursuant to an Authentication Order delivered in accordance with Section 2.03 of the Indenture, authenticate and deliver the New Notes for an aggregate principal amount specified in such Authentication Order.

ARTICLE III

MISCELLANEOUS

Section 3.1. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this First Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.2. Governing Law, etc. This First Supplemental Indenture shall be governed by the provisions set forth in Section 10.10 of the Indenture.

Section 3.3. Severability. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.4. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of

Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this First Supplemental Indenture. The recitals contained herein may be taken as the statements of the Issuer, and the Trustee does not assume any responsibility for their correctness.

Section 3.5. Duplicate and Counterpart Originals. The parties may sign any number of copies of this First Supplemental Indenture in original or facsimile signature. One signed copy or facsimile is enough to prove this First Supplemental Indenture. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be an original, but all of them together represent the same agreement.

Section 3.6. Effectiveness. This First Supplemental Indenture shall be effective and operative upon March 14, 2013.

Section 3.7. Recitals. The recitals contained herein may be taken as the statements of the Issuer, and the Trustee does not assume any responsibility for their correctness.

Section 3.8. Headings. The headings of the Articles and Sections in this First Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered as a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 3.9 Successors. This First Supplemental Indenture shall be binding on the Issuer, the Trustee and the Holders and their respective successors and assigns, and shall inure to the benefit of such parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

LEVI STRAUSS & CO.

By:	/s/ Johan Nystedt
Name: Johan Nystedt
Title: Vice President and Global Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Michael Tu
Name: Michael Tu
Title: Assistant Vice President